Exhibit 10.2

*** Certain information in this exhibit has been excluded because it either (1) is both (a) not material and (b) would likely cause competitive harm if publicly disclosed or (2) constitutes personal information that, if disclosed, would constitute a clearly unwarranted invasion of privacy.

Assembly Biosciences, Inc.

August 6, 2019

PERSONAL AND CONFIDENTIAL

Derek A. Small

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Re:Separation Agreement and General Release of Claims

Dear Derek:

This letter (this “Agreement”) is executed as of August 6, 2019 and provides notice to you that effective immediately you will cease to serve as the Chief Executive Officer and President of the Company and on December 31, 2019 (the “Separation Date”), your employment with Assembly Biosciences, Inc. (the “Company”) is being terminated without Cause pursuant to Section 9(e) of that certain Employment Agreement by and between you and the Company entered into as of July 11, 2014 as amended by Amendment No. 1 to Employment Agreement dated as of October 10, 2018 (the “Employment Agreement”).  Each capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Employment Agreement. The Company thanks you for your contributions and wishes you well in your future endeavors.

This Agreement also sets forth the terms of the Release referenced in Section 10(c) of the Employment Agreement and you acknowledge that this Agreement becoming effective is a condition of your right to receive the Separation Benefits defined in such Section 10(c).  Finally, you are eligible to receive additional compensation in return for you providing transition services to the Company, as described in more detail below.

Regardless of whether you enter into this Agreement, you shall be entitled to the Accrued Benefits as defined in Section 10(a) of the Employment Agreement.  Also regardless of whether you enter into this Agreement, you will remain bound by your continuing obligations to the Company under your Proprietary Information and Inventions Agreement dated February 19, 2016 and under Sections 6 [Confidential Information and Inventions] and 7 [Non-Competition and Non-Solicitation] of your Employment Agreement, and the other provisions of the Employment Agreement which by their terms or by the nature of the obligation survive the termination of your employment (the “Continuing Obligations”).  Such Continuing Obligations include, without limitation, your confidentiality obligations, return of property obligations, non-competition obligations, and non-solicitation obligations.

The remainder of this Agreement sets forth the terms of the Agreement.  You acknowledge that you are entering into this Agreement knowingly and voluntarily.  With those understandings, you and the Company agree as follows:

1.Separation from Employment

This confirms that your employment with the Company shall terminate on the Separation Date.  You further confirm that as of the date of this Agreement you shall be deemed to have resigned as an officer of the Company, including the positions of Chief Executive Officer, President, Principal Executive Officer and Principal Financial Officer. Following the date of this Agreement, you further agree that upon the request of the Company’s Chairman of the Board or the Chief Executive Officer you shall resign from any and all positions you hold with any or all of the subsidiaries of the Company, including as an officer and director of each such subsidiary. Accordingly, your right to participate in the employee benefit plans of the Company shall cease on the Separation Date, except you will continue to be eligible for benefits under the Company’s group health insurance through the last day of the month in which the Separation Date occurs and as noted in Sections 2(c) and 2(d) below, if applicable, you will continue to have certain rights under our equity incentive plans.

2.Separation Benefits

Subject to this Agreement becoming effective and your compliance with this Agreement and the Continuing Obligations, the Company shall provide you with the following “Separation Benefits” as set forth in Section 10(c) of the Employment Agreement except as modified by this Agreement:

(a)Separation Pay.  The Company shall provide you with continued payment of your final Base Salary (which is at the annualized rate of $562,000) for a period of twelve (12) months following the date of your “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) (such separation date being referred to in this Agreement as the “Separation from Service Date,” such payment being the “Separation Pay” and such twelve (12) month period commencing upon the Separation from Service Date being the “Separation Pay Period”). The first installment of the Separation Pay will be paid on the Company’s first regular payday occurring after the Separation from Service Date.  The remaining installments will be paid until the end of the Separation Pay Period at the same rate as the Base Salary in accordance with the Company’s normal payroll practices for its employees.  All payments will be less applicable taxes and withholdings, in accordance with the Company’s normal payroll practices for its employees. The Company and you intend for the Separation Date to be your Separation from Service Date.

(b)Acceleration of Equity Awards.  Exhibit A to this Agreement sets forth all of your outstanding Equity Awards (as defined in the Employment Agreement) as of the date hereof.  Notwithstanding anything to the contrary in the Employment Agreement or in the applicable equity award agreements, all Equity Awards which would have vested during the twelve (12) months following the Separation Date shall accelerate and vest on the Separation from Service Date. For avoidance of doubt, any acceleration of vesting set forth in an equity award that provides for acceleration in connection with  a termination of employment by the Company shall have no further effect following the cessation of your employment.  Upon the effective date of your Consulting Agreement, each of your outstanding Equity Awards to the extent unvested as of the effective date of your Consulting Agreement shall be hereby modified to provide that upon the termination of your Continuous Service by the Company for any reason other than for Cause within 6 months following the occurrence of a Corporate Transaction (as defined in the applicable stock incentive plan), all unvested Options or RSUs, as applicable, shall immediately vest.

(c)Extension of Exercise Period.  Pursuant to the terms of your Employment Agreement, immediately following the Separation from Service Date the exercise period for all vested Stock Options (as defined in the Employment Agreement) granted prior to 2018 shall be extended until the end of their respective terms unless earlier terminated in accordance with the terms of the applicable equity award agreement.  Pursuant to the Stock Option Agreements governing Stock Options granted in 2018 and 2019, the exercise period for all vested Stock Options granted in 2018 and 2019 shall be extended until the later of (i) the first anniversary of the termination of your Continuous Service (as defined in the Assembly Biosciences, Inc. Amended and Restated 2014 Stock Option Plan or the Assembly Biosciences, Inc. 2018 Stock Incentive Plan, as applicable) and (ii) two years following you departure from the Board of Directors other than for “cause;” provided, however, in no event shall the exercise period of the Stock Options extend beyond the end of their respective terms.

(d)Health Benefit.  Notwithstanding anything in the contrary in the Employment Agreement, provided that you properly and timely elect to continue your health insurance benefits (including health, dental and/or vision) and remain eligible under COBRA after the Separation Date, the Company shall pay your applicable COBRA premiums, less any required withholding, for the eighteen (18) months following your Separation Date or until you become eligible under another employer’s health insurance, whichever is earlier (the “Health Benefit”).

(e)Office Space.  Commencing on the Separation Date and continuing during the term of your Consulting Agreement (as defined below), so long as the Company maintains offices in Carmel, Indiana, you will be able to maintain your current office at that location, for no additional cost.

(f)2019 Bonus. Additionally, regardless of whether you are an employee of the Company as of the date 2019 annual performance bonuses are paid in 2020, you will be entitled to receive your annual performance bonus, if any, for calendar year 2019 in an amount equal to the amount you would have earned based on Company’s performance as if you were employed for the full year, pro-rated based on the number of days employed in 2019.

3.Consulting Agreement

Upon signing this Agreement, the Company will enter into the consulting agreement set forth in Exhibit B attached hereto (the “Consulting Agreement”) to be effective immediately following the Separation Date that shall provide for your continuation of service to the Company on the terms and subject to the conditions set forth therein.  Your service as a Consultant pursuant to the Consulting Agreement will constitute “Continuous Service” (as defined in the Company’s Amended and Restated 2014 Stock Incentive Plan and 2018 Stock Incentive Plan) and any portion of the Equity Awards that remain unvested as of the Separation Date will continue to vest during the term of the Consulting Agreement in accordance with the terms of the applicable stock incentive plan and equity award grant agreement.  No modification to any of your outstanding equity awards is intended to occur as a result of the change in your status to a consultant except those changes that occur by operation of law and those expressly set forth in Sections 2(b)  and 2(c) of this Agreement

4.Release of Claims

In consideration for, among other terms, the Separation Benefits, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, the Company’s former affiliated professional employer organization, Insperity PEO Services, L.P., and the current and former officers, directors, shareholders, employees, attorneys, insurers, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement and as of the Separation Date, you and the other Releasors have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims: relating to your employment by the Company and the termination of your employment; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Indiana Civil Rights Law); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act and the Family and Medical Leave Act); for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Indiana Wage Payment and Wage Claims Acts, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. This release will not waive any of your rights, or obligations of the Company, regarding: (a) any right to indemnification and/or contribution, advancement or payment of related expenses that you may have pursuant to the Company’s Bylaws, Certificate of Incorporation or other organizing documents, under any written indemnification or other agreement between the parties, and/or under applicable law; (b) any rights that you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (c) rights to any vested benefits under any equity, compensation or other employee benefit plan or agreement with the Company, including the Company’s Section 401(k) plan; (d) rights to any applicable severance benefits under this Agreement; (e) rights that cannot be waived as a matter of law, and (f) any claims arising after the Separation Date.

5.Non-Disparagement

You agree not to make any disparaging statements concerning the Company, or any of its affiliates, or its or their current or former officers, directors, shareholders, employees or agents, or any of the Company’s or its respective affiliates’ products or services.  These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

6.Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. "Agreement-Related Information" means the negotiations leading to this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial and tax advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this Agreement or any other agreement between you and the Company shall be construed to prevent you from disclosing Agreement-Related Information or any other information or documents to the extent required by applicable law, a lawfully issued subpoena or duly issued court order; provided that, except where otherwise prohibited by law, you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.  In addition, nothing in this Agreement or any other agreement between you and the Company prohibits you from disclosing any information or documents in any action for enforcement of this Agreement, but solely to the extent relevant and necessary for such enforcement action.

7.Other Provisions

(a)Termination of Payments.  If you breach any of your obligations under this Agreement or your Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and recover its payments to you or for your benefit under this Agreement.  The termination of such payments in the event of your breach will not affect your obligations under this Agreement or your Continuing Obligations.

(b)Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement or in your Continuing Obligations limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement or your Continuing Obligations limits your ability to communicate with or respond accurately and fully to any questions, injury or request for information form any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(c)Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)Jurisdiction.  You and the Company hereby agree that the state and federal courts situated in Indianapolis, Indiana shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(g)Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Section 4 of this Agreement.  You further agree that money damages would be an inadequate remedy for any breach of Sections 4 or Section 5.  Accordingly, you agree that if you breach, or propose to breach, Section 4 or Section 5, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(h)Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the State of Indiana, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(i)Entire Agreement.  This Agreement and the exhibits attached hereto constitute the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the Continuing Obligations, the Company’s applicable stock incentive plan and your equity award agreements (as such documents may be amended by Sections 2(b) and 2(c) above), and any other obligations specifically preserved in this Agreement.

(j)Time for Consideration; Effective Date.  You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement.  You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”).  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the Company’s General Counsel (elizabeth@assemblybio.com) at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when you sign this Agreement and deliver it to the Company, you have the right to revoke this Agreement by written notice to the Company’s General Counsel, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(k)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same original, binding document. Any facsimile, PDF reproduction of original signatures or other electronic transmission of a signed counterpart shall be deemed to be an original counterpart and any signature appearing thereon shall be deemed to be an original signature.  Each party agrees that the electronic signatures of the parties included in this Agreement, including via DocuSign®, are intended to authenticate this writing and to have the same force and effect as manual signatures.

(l)Board of Director Compensation.  You agree and acknowledge that you will not be entitled to any additional compensation for your service as a director of the Company through the Company’s 2020 annual stockholders meeting.

[signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to the Company’s General Counsel the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ William R. Ringo, Jr.	August 6, 2019
	William R. Ringo, Jr.	Date
Chairman of the Board

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Derek A. Small	August 6, 2019
Derek A. Small

EXHIBIT A – SUMMARY OF EQUITY AWARDS

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